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                     December 29, 2022

       Michael Mullican
       Chief Financial Officer
       Academy Sports and Outdoors, Inc.
       1800 North Mason Road
       Katy, TX 77449

                                                        Re: Academy Sports and
Outdoors, Inc.
                                                            Form 10-K for
Fiscal Year Ended January 29, 2022
                                                            Filed March 29,
2022
                                                            File No. 001-39589

       Dear Michael Mullican:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services